Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 033-79720, No. 033-79722, No. 033-94768, No. 333-05613 No.333-05615 and No. 333-109767) pertaining to the 1994 Director Option Plan, the 1994 Stock Option Plan, the 2003 Stock Option Plan for Non-Employee Directors and the 1997 Stock Option Plan of Point Therapeutics, Inc. of our report dated February 17, 2004, with respect to the consolidated financial statements of Point Therapeutics, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

Boston, Massachusetts

March 10, 2004